UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 22, 2006

Genuine Parts Company
__________________________________________
(Exact name of registrant as specified in its charter)

Georgia	001-05690	58-0254510
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2999 Circle 75 Pkwy, Atlanta, Georgia		30339
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	770.953.1700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 20, 2006, the Board of Directors of Genuine Parts Company (the "Company") approved and authorized the Company to enter into a change in control agreement with Thomas C. Gallagher, President, Chief Executive Officer and Chairman of the Board, Jerry W. Nix, Vice Chairman and Chief Financial Officer, Larry R. Samuelson, President-U.S. Automotive Parts Group, Robert J. Susor, Executive Vice President, and R. Bruce Clayton, Senior Vice President, Human Resources. The agreements provide severance payments and benefits to the executive if his employment is terminated within two years after a change on control of the Company, if the change in control occurs during the term of the agreement. The change in control agreements have a three year term with automatic annual extensions unless either party gives notice of non-renewal.

Under each of the change in control agreements, if the executive is terminated by the Company without cause or the executive resigns for good reason (as such terms are defined in the agreement), he will receive a pro rata bonus for the year of termination, plus a lump sum severance payment equal to a multiple (three in the case of Messrs. Gallagher, Nix and Susor, and two in the case of Messrs. Samuelson and Clayton) of the executive’s then-current annual salary and the average of the annual bonuses he received in the three years prior to the year of termination. In addition, the Company will continue to provide the executive with group health coverage for a period of 24 months.

If the executive’s employment is terminated by the Company for cause or he resigns without good reason, the agreement will terminate without further obligation of the Company other than the payment of any accrued but unpaid salary or benefits. In the case of death, disability or retirement, the executive, or his estate, would be entitled to payment of any accrued but unpaid salary or benefits, plus a pro rata bonus for the year in which the termination occurred.

The change in control agreements provide for a gross-up of applicable excise tax imposed under Section 4999 of the Internal Revenue Code, provided that amounts determined to be parachute payments exceed 110% of the amount that could be paid without triggering the excise tax. If the parachute payments are less than that threshold amount, the payments will be limited to the maximum amount that could be paid without triggering the excise tax.

Item 8.01 Other Events.

On November 20, 2006, the Board of Directors of Genuine Parts Company adopted a resolution approving proposed amendments to the Company’s Amended and Restated Articles of Incorporation that would eliminate all current supermajority voting provisions. The proposed amendments would eliminate the supermajority vote requirements to approve business combinations with a 10% or greater shareholder, to remove any or all directors for cause, and to repeal or amend Articles Six (Business Combinations) or Nine (Board of Directors). The proposed amendments will be submitted to the Company’s shareholders for approval at the Company’s 2007 Annual Meeting of shareholders, with the Board’s recommendation that the amendments be approved.

Also on November 20, 2006, the Board of Directors amended the Company’s Corporate Governance Guidelines to include stock ownership provisions for non-employee directors and certain key executive officers and to require that directors tender an offer of resignation as a director in the event of a change of employment. The Company’s Corporate Governance Guidelines are available on the Company’s web site at www.genpt.com.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genuine Parts Company

November 22, 2006	By:	Jerry W. Nix

Name: Jerry W. Nix
Title: Vice Chairman and CFO